Exhibit 99.6

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QUESTIONS AND
ANSWERS
ABOUT OUR CONVERSIONS
AND STOCK OFFERING

This pamphlet answers questions about the reciprocal to stock conversions of Positive Physicians Insurance Exchange, Professional Casualty Association, and Physicians’ Insurance Program Exchange and the related common stock offering of Positive Physicians Holdings, Inc.
ABOUT THE PLANS OF CONVERSION
The respective attorneys-in-fact of Positive Physicians Insurance Exchange (“PPIX”), Professional Casualty Association (“PCA”), and Physicians’ Insurance Program Exchange (“PIPE”) each adopted a Plan of Conversion from Reciprocal to Stock Form on June 1, 2018 (the “Plans of Conversion”), whereby each of PPIX, PCA, and PIPE will convert from a reciprocal insurance exchange to a stock insurance company. The conversions will be accomplished by PPIX merging with and into PPIX Conversion Corp., PCA merging with and into PCA Conversion Corp., and PIPE merging with and into PIPE Conversion Corp. Immediately thereafter, PCA Conversion Corp. and PIPE Conversion Corp. will merge with and into PPIX Conversion Corp, which will then change its name to Positive Insurance Company. In connection with the conversions, Positive Physicians Holdings, Inc. (“PPHI”), a Pennsylvania corporation newly formed by PPIX, PCA, and PIPE, is conducting an initial public offering of up to 4,830,000 shares of common stock at a purchase price of $10.00 per share. Immediately following the conversion, all of the outstanding shares of common stock of Positive Insurance Company will be issued to PPHI. Positive Insurance Company will then become a wholly owned stock subsidiary of PPHI. As a result of the conversions and the mergers, policyholders of PPIX, PCA, and PIPE will be policyholders of Positive Insurance Company, as successor to the reciprocal exchanges, but will no longer have the status of subscribers.
There will be no change in premiums charged or the rights of policyholders to insurance coverage under their existing policies of insurance with PPIX, PCA, and PIPE as a result of the conversions.
The Plans of Conversion have been approved by the Pennsylvania Insurance Department, subject to approval of the respective Plans of Conversions by the policyholders of PPIX, PCA, and PIPE. In order to complete the conversion, it is necessary for each of the Plans of Conversion to receive the affirmative vote of at least two-thirds of the votes cast by the voting policyholders of PPIX, PCA, and PIPE, respectively so YOUR VOTE IS VERY IMPORTANT. Please return your proxy in the enclosed yellow postage-paid envelope marked “PROXY RETURN.”
THE ATTORNEYS-IN-FACT OF PPIX, PCA, AND PIPE URGE POLICYHOLDERS TO VOTE “FOR” THE PLANS OF CONVERSION OF PPIX, PCA, and PIPE, RESPECTIVELY. PLEASE PROMPTLY VOTE, SIGN AND MAIL YOUR PROXY CARD(S).
RECIPROCAL TO STOCK CONVERSION
Q:    Why are PPIX, PCA, and PIPE converting from reciprocal to stock form?
A:    The conversion of PPIX, PCA, and PIPE from reciprocal to stock form and the related stock offering will provide PPHI with additional capital that will enable it to take advantage of anticipated future growth opportunities.
Q:    Will the conversions affect my premiums or my coverage with PPIX, PCA, or PIPE?
A:    No. The premiums that you pay and the insurance coverage provided under any PPIX, PCA, or PIPE policy that you own will not be affected by the conversions.

Q:    Will any policy that I hold with PPIX, PCA or PIPE be converted to stock?
A:    No. All policies will remain as they were prior to the conversion. Eligible subscribers of PPIX, PCA and PIPE have a right to purchase shares of common stock of PPHI during the subscription offering. Eligible subscribers of PPIX, PCA, and PIPE are the holders of policies of insurance issued by PPIX, PCA or PIPE as of the close of business on June 1, 2018. These rights to purchase stock cannot be transferred.
ABOUT VOTING RIGHTS
Q:    Who is eligible to vote on the conversions?
A:    The policyholders of record as of June 1, 2018, of PPIX, PCA, and PIPE (“Eligible Subscribers”) are eligible to vote on their respective Plans of Conversion.
Q:    Am I required to vote?
A:    No. Eligible Subscribers are not required to vote. However, because the conversions will produce a fundamental change in the corporate structure and the rights of the subscribers of PPIX, PCA, and PIPE, the attorneys-in-fact of PPIX, PCA, and PIPE encourage all Eligible Subscribers to vote.
Q:    How can I vote?
A:    You may vote by mailing your signed proxy card(s) in the yellow postage-paid envelope marked “PROXY RETURN.” Should you choose to attend your special meeting of subscribers or you decide to change your vote, you may do so by revoking any previously signed proxy.
Q:    Why did I receive more than one proxy card?
A:    Each Eligible Subscriber is entitled to one vote as a policyholder of PPIX, PCA, or PIPE. If you have more than one policy, you may have received more than one proxy card depending upon who is named as an insured on your policy. PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS THAT YOU RECEIVED.
Q:    Does my vote for the Plan of Conversion require me to buy common stock of PPHI?
A:    No. Voting for the Plan of Conversion does not obligate you to buy shares of common stock of PPHI. You can also vote against the Plan of Conversion and still elect to buy shares of PPHI common stock in the offering. However, if a quorum is not obtained for the special meeting of subscribers or if sufficient votes in favor of approving the Plans of Conversion are not cast at the special meetings, the conversions will not occur.
ABOUT THE STOCK OFFERING AND PURCHASING SHARES
Investment in our common stock involves certain risks. For a discussion of certain of such risks and other factors, you are urged to read the accompanying Prospectus.

Q:    How many shares are being offered and at what price?
A:    In the stock offering, PPHI is offering up to 4,830,000 shares of common stock for sale at $10.00 per share. All shares will be sold at the same price, and no sales commission will be charged to purchasers in the stock offering.
Q:    Who is eligible to purchase stock in the Offering?
A:    Pursuant to the Plans of Conversion, the right to purchase shares of common stock at $10.00 per share in a subscription offering has been granted to the Eligible Subscribers of PPIX, PCA, and PIPE, who consist of the policyholders under an issued and in force PPIX, PCA, or PIPE insurance policy as of the close of business on June 1, 2018.
Common stock that is not sold in the subscription offering is expected to be offered primarily to certain stockholders of Diversus, Inc. (“Diversus”) and to Insurance Capital Group LLC (“ICG”). ICG has agreed to act as a standby purchaser in connection with the offering and to purchase the difference between the minimum number of shares that must be sold to complete the offering, which is 3,570,000 shares, and the number of shares purchased by Eligible Subscribers and Diversus stockholders. ICG has agreed to permit Enstar Holdings (US) LLC (“Enstar”) to purchase 30% of the shares that ICG would otherwise purchase in the offering. The total number of shares purchased by Diversus stockholders, excluding Enstar, cannot exceed 5% of the total number of shares remaining to be sold after satisfaction of all subscription orders by Eligible Subscribers. ICG has agreed to permit Enstar to purchase 30% of the shares that ICG would otherwise purchase in the offering. Accordingly, Enstar will not be permitted to purchase shares in its capacity as a stockholder of Diversus.
In the event that orders are received for more shares than are available for sale in the stock offering, shares will be allocated as described in the Prospectus.
Q:    How can I buy shares during the Offering?
A:    Shares may be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) by 12:00 noon, Eastern Time, on __________, 2019, unless the offering is extended as described in the Prospectus. Delivery of a Stock Order Form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, or (2) by overnight delivery to the Stock Information Center address noted on the Stock Order Form. Although the company has provided a self-addressed envelope for the return of Stock Order Forms, it is not responsible for slow or delayed delivery of first class mail by the United States Postal Service. In order to maximize the likelihood of timely delivery of any Stock Order Form, purchasers should consider the use of an overnight delivery service.
Q:    How many shares of common stock can I purchase?
A:    The minimum purchase is 50 shares ($500). The maximum allowable purchase for any person or entity, together with associates, affiliates or persons acting in concert with such person or entity, is 5,000 shares ($50,000). Please review the section in the prospectus entitled “The Offering – Limitations on Purchases of Common Stock” for more information regarding purchase limitations.

Q:    How can I pay for the shares?
A:    Payment for shares can be remitted by personal check, bank check or money order in U.S. dollars, payable to “__________ on behalf of Positive Physicians Holdings, Inc.” These will be cashed upon receipt. Cash, wire transfers and third party checks will not be accepted.
Q:    What is the deadline for purchasing shares in the Subscription and Community Offerings?
A:    An executed Stock Order Form, with full payment, must be received by us, using an accepted method of delivery as described above, by no later than 12:00 noon, Eastern Time, on ________, 2019, unless the offering is extended as described in the Prospectus.
Q:    Is it possible that I will not receive any or all of the shares I ordered?
A:    Yes. If we receive orders in the offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. All eligible subscribers who timely and properly submit subscriptions to purchase shares of stock in the offering will receive some allocation, although it may possibly be less than their entire subscription. Orders from any purchaser who is not an eligible subscriber can be partially filled or rejected entirely. If we are unable to fill your order, in whole or in part, you will receive a refund check.
Q:    Will payments for common stock earn interest?
A:    No. Payments that you submit will not earn interest.
Q:    May I change my mind after I place an order to subscribe for stock?
A:    No. After receipt, your order cannot be modified or withdrawn unless the offering is extended beyond _____, 2019.
Q:    I am eligible to subscribe for shares of common stock in the Subscription Offering, but I am not interested in purchasing any shares. May I allow someone else to use my Stock Order Form to take advantage of my Subscription Offering priority?
A:    No, You cannot transfer any of your subscription rights.
On occasion, people attempt to persuade eligible policyholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect subscription rights.
Q:    Will my common stock be insured?
A:    No. Like all stock, the common stock cannot be insured or guaranteed by any government agency, nor will it be insured or guaranteed by PPHI.

Q:    Will dividends be paid on the stock?
A:    We have not decided whether or not we will pay cash dividends, the amount that may be paid, or when the payment of dividends may begin. Our dividend policy will depend upon our financial condition, results of operations and future prospects, as well as that of our subsidiaries.
Q:    How will PPHI shares trade?
A:    Upon completion of the offering, PPHI expects the stock to be traded on the NASDAQ Capital Market under the symbol “PPHI.” Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell PPHI shares in the future. Upon completion of the offering, a statement setting forth the number of PPHI shares owned will be mailed to purchasers in the stock offering. Shareholders may not be able to sell their shares of common stock until such statement is delivered to them, even though the common stock will have begun trading. Shares will be issued in book entry form only, and you will not receive a stock certificate representing the shares you purchase in the offering.
Q:    Are officers and directors planning to purchase stock?
A:    Because most of our officers and directors are not policyholders of PPIX, PCA, or PIPE, they will not be able to purchase shares unless they are stockholders of Diversus. Accordingly, we do not expect our executive officers and directors to purchase a significant number of shares of common stock in the offering.
WHERE TO GET MORE INFORMATION
Q:    How can I get more information?
A:    A Stock Information Center has been established to process orders to purchase stock and to answer any questions related to the conversion and the offering. You may call the Stock Information Center at (610) 205-_____ from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday or email us at pphi@griffinfingroup.com. The Stock Information Center is not open on weekends or bank holidays.
This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by means of the Prospectus.
The shares of common stock are not insured and are not guaranteed by Positive Physicians Holdings, Inc. or by any Federal or state government or agency.